SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14 (c)
of the Securities Exchange Act of 1934

Check the appropriate box:

(X)	Preliminary Information Statement	( )	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5 (d)(2))

( )	Definitive Information Statement

COATES INTERNATIONAL, LTD.
(Name of Registrant As Specified In Charter)

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THIS INFORMATION STATEMENT IS BEING PROVIDED TO
YOU BY THE BOARD OF DIRECTORS OF THE COMPANY

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
REQUESTED NOT TO SEND US A PROXY

Coates International, Ltd.
2100 Highway 34 & Ridgewood Road
Wall Township, NJ 07719
 (732) 449-7717

INFORMATION STATEMENT
(Preliminary)

May 1, 2009

GENERAL INFORMATION

          This Information Statement has been filed with the Securities and Exchange Commission and is being furnished, pursuant to Section 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the holders (the “Stockholders”) of the common stock, par value $.0001 per share (the “Common Stock”), of Coates International, Ltd., a Delaware Corporation (the “Company”), to notify such Stockholders of the following:

1.
25,000 shares of authorized, but unissued preferred shares of stock of the Company has been designated Series A Preferred Stock. Such shares shall entitle the holder of record to the right to vote 10,000 shares of common stock with respect to all matters that are required by law to be submitted to a vote of shareholders of any or all classes of voting securities. Series A Preferred Stock shall have no other rights or obligations including rights to dividends or any distribution of assets to any other shareholders of any other class of the Company’s securities in a liquidation or for any other purpose.

2.
In consideration for the pledge of shares of common stock of the Company directly and/or beneficially owned by George J. Coates, majority stockholder, Chairman, CEO and President, and the granting of a personal guaranty covering all personal assets of George J. Coates to secure new indebtedness of the Company:

a.	The Company shall deliver to George J. Coates, 10,000 newly issued, fully paid and non-assessable shares of Series A Preferred Stock.
b.
All shares of the Company’s common stock directly or beneficially owned by George J. Coates (“GJC Shares”) shall have anti-dilutive protection solely in the event any GJC Shares pledged as collateral for any indebtedness of the Company are sold by the lender in order to satisfy all or any portion of the Company’s outstanding indebtedness, including any related unpaid accrued interest or other unpaid obligations arising out of such indebtedness. In any such event, the Company shall issue additional shares to George J. Coates so that he shall hold the same percentage of the then resulting new total of outstanding shares after the issuance of such new shares to George J. Coates, as the percentage he held of the total shares of common stock outstanding before the issuance of new shares to George J. Coates.

3.	Election of eight Directors of the Company to hold office until their successors have been duly elected and qualified.

On April 30, 2009, the Board of Directors of the Company approved the aforementioned actions, subject to Stockholder approval. The Majority Stockholder of the Company approved these actions by written consent in lieu of a meeting in accordance with the Delaware General Corporation Law. Accordingly, your consent is not required and is not being solicited in connection with the approval of these actions. Pursuant to Rule 14c-2 of the Securities Exchange Act, stockholder approval of these amendments will not become effective before June 1, 2009, which is approximately 21 calendar days after May 11, 2009, the date we first mailed the Information Statement to our stockholders.

 WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

Because the written consent of holders of a majority of our outstanding common stock approved the aforementioned actions, all applicable stockholder voting requirements have been satisfied and accordingly, we are not asking you for a proxy; please do not send us one. We are furnishing the Information Statement to you solely to inform you of the approval of these actions by holders of a majority of our outstanding common stock. Section 228 of the Delaware General Corporation Law requires that we notify you of these approvals because they were obtained by written consent of stockholders in lieu of a meeting. This letter and the Information Statement are intended to provide such notice. No action is required by you.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors of the Company (the "Board") believes that the stockholders of the Company will benefit from the ability of the Company to obtain new funding solely as a result of the pledge of stock and personal guaranty of George J. Coates, particularly in light of the extensive unsuccessful efforts of the management of the Company to raise funds from numerous other third party lenders in the midst of an extreme economic downturn characterized by the severe shortage of available sources of credit for a company that has not commenced manufacturing operations.  The funds to be raised from the new indebtedness of the Company of approximately $1.7 million will be used to repurchase its existing offices and research and development facility in Wall Township, NJ. The monthly interest payment on this new mortgage loan is estimated to be approximately $17,000 which compares quite favorably to the monthly lease payments of $32,500 under the existing operating lease which would be terminated in conjunction with the purchase. We originally sold this property in 2005 for $4.2 million and we are now repurchasing the property for approximately $2.2 million.

In addition, the Company is in the final stages of obtaining financing for (i) the purchase of an 85,000 sq. ft. manufacturing plant on 17 acres of land in Howell, N.J. for approximately $4.5 million; and, (ii) up to a $10 million revolving line of credit facility which would be used to commence limited production of Coates CSRV products. Both of these potential new borrowings would also be secured by a pledge of shares of common stock of the Company owned by George J. Coates and the personal guaranty of George J. Coates.

ACTIONS TO BE TAKEN

This Information Statement contains a brief summary of the material aspects of the actions approved by the Board and the holder of the majority of the outstanding voting capital stock of the Company.

DESIGNATION OF SERIES A PREFERRED STOCK, ISSUANCE OF 10,000 SHARE OF PREFERRED STOCK TO GEORGE J. COATES AND LIMITED ANTI-DILUTION PROTECTION FOR SHARES OF COMMON STOCK OWNED BY GEORGE J. COATES

The Board of Directors of the Company has adopted a proposal declaring advisable the designation of 25,000 shares of authorized, but unissued shares of preferred stock of the Company as Series A Preferred Stock. Such shares shall entitle the holder of record to the right to vote 10,000 shares of common stock with respect to all matters that are required by law to be submitted to a vote of shareholders of any or all classes of voting securities. Series A Preferred Stock shall have no other rights or obligations including rights to dividends or any distribution of assets to any other shareholders of any other class of the Company’s securities in a liquidation or for any other purpose.

The Board of Directors of the Company has adopted a proposal declaring advisable that in consideration for the pledge of shares of common stock of the Company directly and/or beneficially owned by George J. Coates, majority stockholder, Chairman, CEO and President, and the granting of a personal guaranty covering all personal assets of George J. Coates to secure new indebtedness of the Company:

a.
The Company shall deliver to George J. Coates, 10,000 newly issued, fully paid and non-assessable shares of Series A Preferred Stock. Each such share of Series A Preferred Stock entitle the holder of record to the right to vote 10,000 shares of common stock with respect to all matters that are required by law to be submitted to a vote of shareholders of any or all classes of voting securities. These shares of Preferred Stock will not change the rights of the existing holders of common stock of the Company with respect to any dividends and other distributions made by the Company and will have no affect on the earnings per share applicable to holders of common stock. Based on 273,964,732 shares of common stock outstanding as of April 30, 2009, the voting rights of the holders of our common stock will be affected as follows:

Percentage of voting rights held:	George J. Coates	All Other Shareholders
As of April 30, 2009	76.02%	23.98%
Immediately after issuance of the Series A Preferred Stock	82.56%	17.44%

b.
All shares of the Company’s common stock directly or beneficially owned by George J. Coates (“GJC Shares”) shall have anti-dilutive protection solely in the event any GJC Shares pledged as collateral for any indebtedness of the Company are sold by the lender in order to satisfy all or any portion of the Company’s outstanding indebtedness, including any related unpaid accrued interest or other unpaid obligations arising out of such indebtedness. In any such event, the Company shall issue additional shares to George J. Coates so that he shall hold the same percentage of the then resulting new total of outstanding shares after the issuance of such new shares to George J. Coates, as the percentage he held of the total shares of common stock outstanding before the issuance of new shares to George J. Coates.

In the event that shares of common stock owned by George J. Coates and pledged as collateral are sold by a lender to repay indebtedness of the Company, the Company will be obligated to issue additional shares of its common stock to restore the ownership percentage of George J. Coates. This will have the effect of diluting the ownership interests, share of dividends, share of any other distribution from the Company and voting interests of all other holders of the Company’s common stock. For illustration purposes only, based on 273,964,732 shares of common stock outstanding as of April 30, 2009, if a lender were to sell 50 million shares of Mr. Coates’ shares of the Company’s common stock pledged as collateral, the affect on existing shareholders would be as follows:

	George J. Coates		Other Existing Shareholders		New Shareholders that Purchased Shares from the Lender
	Shares Owned	% of Total	Shares Owned	% of Total	Shares Owned	% of Total
Actual ownership as of April 30, 2009	208,272,760	76.02%	65,691,972	23.98%	-	0.0%
Pro forma ownership after assuming a sale of 50 million shares of shares of Mr. Coates’ common stock by a lender and issuance of new shares pursuant to the anti-dilution feature	366,794,992	76.02%	65,691,972	13.62%	50,000,000	10.36%

ELECTION OF DIRECTORS

Authorization and approval of the election as directors of George J. Coates, Gregory Coates, Barry C. Kaye, Dr. Richard W. Evans, Dr. Michael J. Suchar, Dr. Frank Adipietro, Glenn Crocker and Richard Whitworth to hold office until the next Annual Meeting of Stockholders or until their respective successors shall have been duly elected and qualified. All of the nominees are presently directors of the Company.

Officers and Directors

The officers and directors of the Company are as follows:

Name	Age	Position

George J. Coates	69	Director, Chairman of the Board, Chief Executive Officer and President

Gregory Coates	38	Director and President- Technology Division

Barry C. Kaye	56	Director, Treasurer and Chief Financial Officer

Richard W. Evans	77	Director and Secretary

Dr. Michael J. Suchar	53	Director *, **

Dr. Frank Adipietro	51	Director *, **

Glen Crocker	60	Director *, ***

Richard Whitworth	60	Director *, ***

*         Serves as an independent director.
**       Serves as a member of our compensation committee
***     Serves as a member of our audit committee

George J. Coates is our founder and served since our organization and until October 23, 2006 as a director of our Company, Chairman of the Board of Directors, President, Chief Executive Officer, Treasurer and Chief Financial Officer. Since October 23, 2006, he was employed by us in a non-executive position, and was considered by us as to be a significant employee. Effective March 28, 2007, Mr. Coates assumed the position as Chairman of our Board.  He replaced his son Gregory Coates who will continue to serve as a Director and President, Technology Division. Mr. Coates was appointed Chief Executive Officer and President, replacing Mark Goldsmith in March 2007.

George J. Coates served two apprenticeships in Europe while attending the College of Technology in London, and as an associate member of the S.A.E. He received The City and Guilds of London for electrical and mechanical engineering. He is a former management director of SCR motor engineers of Europe and holds the certificates of Ministry of Transport in the United Kingdom. He worked as an engineer for Rolls Royce and Mercedes Benz, and holds approximately 300 patents worldwide. He invented coolant disc brakes, a hydraulic suspension, patented the Coates rotary valve system and patented a turbine engine. George Coates is 68 years old.

Gregory Coates became a director of the Company on October 24, 2006, and has served as the Chairman of our Board of Directors until March 28, 2007. On October 23, 2006, he became our President – Technology Division. For more than fifteen years, Gregory Coates has worked with us as a design engineer, working in the research and development, designing and building of the CSRV System and adapting this system to various existing applications. He created certain of our licensed inventions, and patented certain of them. Gregory Coates is an Associate Member of the Society of Automotive Engineers, Inc., and a Member of the American Society of Mechanical Engineers. He graduated from the College of Technology of Ireland.

            Barry C. Kaye became a director of the Company on October 24, 2006 and has been serving as our Treasurer and Chief Financial Officer since October 18, 2006. Mr. Kaye is a Certified Public Accountant in both New York and New Jersey.  Mr. Kaye is also the Vice President, Finance and Operations for Corporate Subscription Management Services LLC, a company that provides comprehensive knowledge resources management services to large companies and organizations. From 1999 to 2007, he was an Executive Business Consultant with BCK Business Consulting which provided various business consulting services to the business community. From 2004 to 2005, Mr. Kaye served as Corporate Controller of Development Corporation for Israel, a registered broker-dealer that distributes bonds of the government of Israel.  He was the Vice President, Finance & Operations for Alliance Corner Distributors, Inc., a company engaged in sales and distribution of video games and other forms of digital entertainment media from 2003 to 2004.  From 1987 to 1999, he served as Group Vice President, Finance at Sharp Electronics Corporation, a $3.5 billion company engaged in sales and distribution of consumer electronics, office equipment products and microelectronic components, where he was responsible for all finance and “back office” operations. From 1976 to 1987, Mr. Kaye was a Senior Audit Manager for Arthur Andersen & Co.  He is a member of the American Institute of Certified Public Accountants as well as a member of the New York and New Jersey State Societies of Certified Public Accountants.  Mr. Kaye received his Bachelor of Science in Accounting degree, graduating with Cum Laude distinction from Brooklyn College of the City University of New York.

Richard W. Evans became a director of the Company in May 1996.  Dr. Evans holds an ED.D degree from Rutgers University, was a Supervisor of the Highland Park School in Highland Park, New Jersey, a post held for more than the preceding five years until his retirement in June 1996.

Michael J. Suchar became a director of the Company in May 1996. Dr. Suchar, who holds a Doctor of Dental Surgery degree from Temple University Dental School, has been a practicing pediatric dentistry for more than twenty years. Mr. Suchar also has a patented invention in the field of aviation security.

Frank J. Adipietro became a director of the Company on October 24, 2006. Dr. Adipietro earned an M.D. degree from Downstate Medical School, Brooklyn, New York. He has also earned an undergraduate degree from New York University, graduating with Phi Beta Kappa and Magna Cum Laude distinction. He has been practicing in the area of anesthesia and interventional pain management for more than twenty years.  He has been Vice President of the Medical Staff at Eastern Long Island Hospital in Greenpoint, New York since 2001 and serves on numerous hospital committees.  He was affiliated with Lenox Hill Hospital, New York, NY for more than ten years in the field of anesthesiology.

Glenn Crocker became a director of the Company on October 24, 2006. Mr. Crocker, who holds an MBA degree in Engineering Design, has been working for most of the past thirty five years as a designer and design engineer with various vehicle manufacturers including Ford Motor Company, British Leyland, Mercedes Benz, Volvo Cars, Saturn, GM and BMW, among others.

Richard Whitworth became a director of the Company on October 24, 2006. Mr. Whitworth earned a Bachelor of Science degree from the University of Florida and has completed extensive post-graduate coursework and seminars in Law, Public Administration, Health Policy, Finance, Criminal Justice, Social Work and Education.  He has been serving as the president of the Whitworth Group Inc. for the past 20 years. The Whitworth Group specializes in governmental and public relations, organizational development and financial services. Prior to that, he was the Director for the DWI Program Office for the Florida Supreme Court from 1979 to 1987. From 1976 to 1978 he was the Director of Prevention for the Florida Association Drug Abuse Treatment and Education Centers, Inc. From 1974 to 1976 he served as Specialist, Health and Mental Health, Aging Program Office for the Department of Health and Rehabilitation Services. Prior to that, he was the Director of Prevention for the Drug Abuse Program under the direction of the Department of Health and Rehabilitation Services.

DISSENTER’S RIGHTS OF APPRAISAL

        The Stockholders have no right under the Delaware General Corporation Law, the Company’s articles of incorporation consistent with above or the Company’s By-Laws to dissent from any of the provisions adopted as set forth herein.

ADDITIONAL INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information including annual and quarterly reports on Form 10-K and 10-Q (the “1934 Act Filings”) with the Securities and Exchange Commission (the “Commission”). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained at the Commission at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”).

       The following documents as filed with the Commission by the Company are incorporated herein by reference:

1.	Annual Report on Form 10-K for the year ended December 31, 2008;
2.	Quarterly Report on Form 10-Q for the year ended March 31, 2008;
3.	Quarterly Report on Form 10-Q for the quarter ended June 30, 2008; and
4.	Quarterly Report on Form 10-Q for the quarter ended September 30, 2008;

EFFECTIVE DATE OF ACTIONS

        Pursuant to Rule 14c-2 under the Exchange Act, the actions stated herein shall not be effective until a date at least twenty (20) days after the date on which the Definitive Information Statement has been mailed to the Stockholders. The Company anticipates that the Action contemplated hereby will be effected on or about the close of business on June 1, 2009.

MISCELLANEOUS MATTERS

      The entire cost of furnishing this Information Statement will be borne by the Company. The Company will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock held of record by them and will reimburse such persons for their reasonable charges and expenses in connection therewith. The Board of Directors has fixed the close of business on April 30, 2009, as the record date (the “Record Date”) for the determination of Stockholders who are entitled to receive this Information Statement.

      You are being provided with this Information Statement pursuant to Section 14C of the Exchange Act and Regulation 14C and Schedule 14C thereunder, and, in accordance therewith, the above actions will not become effective until at least 20 calendar days after the mailing of the Definitive Information Statement.  This Information Statement is being mailed on or about May 11, 2009 to all Stockholders of record as of the Record Date.

CONCLUSION

      As a matter of regulatory compliance, we are sending you this Information Statement which describes the purpose and effect of the above actions.  Your consent to the above action is not required and is not being solicited in connection with this action.  This Information Statement is intended to provide our stockholders information required by the rules and regulations of the Securities Exchange Act of 1934.  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.  THE ATTACHED MATERIAL IS FOR INFORMATIONAL PURPOSES ONLY.

Dated: May 1, 2009

By Order of the Board of Directors

	By:	/s/ George J. Coates
George J. Coates
Chairman of the Board of Directors, President and Chief Executive Officer